Exhibit 24(c)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officer or director of MONY Life Insurance Company of America (the “Corporation”), hereby nominates, constitutes and appoints Richard V. Silver, Anne M. Katcher, Stuart L. Faust, Pauline Sherman, Naomi J. Weinstein, Mildred Oliver, Dodie Kent, Edward Marron, Kathleen DeCelie, Thomas Shade, Larry Cohen, Christopher M. Condron, Stanley B. Tulin and David S. Waldman, (with full power to each of them to act alone) its/his/her true and lawful attorney-in-fact and agent, for it/him/her and on its/his/her behalf and in its/his/her name, place and stead in any and all capacities, to make, execute and sign any Registration Statement(s) on Securities and Exchange Commission Form S-1, Form S-2 or Form S-3 under the Securities Act of 1933, or such other forms as may be adopted by the Securities and Exchange Commission, and any and all amendments to said Registration Statement(s), for the registration of guaranteed interest account with market value adjustment securities issued by the Corporation, and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of securities issued by the Corporation, any such Registration Statement(s), amendments, and any and all supplements thereto or to any prospectus or statement of additional information forming a part thereof, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the Corporation and the undersigned officers and directors itself/themselves might or could do.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 15th day of July, 2004.

/s/ Alvin H. Fenichel
Alvin H. Fenichel, Senior Vice President and Controller